SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                ICOS Corporation
--------------------------------------------------------------------------------
                 (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 141-6(i) (4) and 0-11.
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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11 (a)(2) and identify the filing for which offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

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

March 27, 1998



Dear Stockholder:

     I cordially invite you to ICOS Corporation's Annual Meeting of Stockholders, to be held on Wednesday, May 6, 1998, at 9:30 a.m., at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101.

     This year you are asked to (1) elect three members to the Company's Board of Directors and (2) ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for fiscal year 1998.

     As the Company's Chairman, I urge you to elect the three nominated Directors and vote "For" the remaining proposal. It is important that your shares be represented, regardless of whether or not you plan to attend the meeting. Therefore, please take a few minutes to vote now. To validate your vote, you must mark, sign and date the reverse side of the enclosed proxy card. Please mail the completed proxy card in the enclosed prepaid envelope.

     After the transaction of formal business at the meeting, management will provide you with an update on the Company's progress. We will also respond to questions from stockholders. After the meeting we invite you to tour our Bothell facility. We will provide transportation from the Four Seasons Olympic Hotel to the Bothell facility, and then return transportation to the hotel. Please call Lacy Fitzpatrick, Associate Director, Investor Relations, at (425) 485-1900 for additional information about the meeting.

     On behalf of ICOS Corporation, I would like to thank you for your support of the Company.

                                   Regards,

                                   /S/ GEORGE B. RATHMANN
                                   Chairman of the Board of Directors,
                                   Chief Executive Officer and President

                    (This page intentionally left blank)

                              ICOS Corporation

              22021 - 20th Avenue S.E., Bothell, Washington 98021

                 Notice of 1998 Annual Meeting of Stockholders


TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of ICOS Corporation will be held at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101, on Wednesday, May 6, 1998, at 9:30 a.m., for the following purposes:

          1. To elect three Directors to serve until the third Annual Meeting of Stockholders following their election and until their successors are elected and qualified;

          2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for fiscal year 1998; and

          3. To transact such other business as may properly come before the Annual Meeting and all adjournments and postponements thereof.

     Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of the Company's Common Stock be present in person or represented by proxy. To ensure representation at the Annual Meeting, you are urged to mark, sign and date the enclosed proxy card and return it promptly in the enclosed envelope.

     Only stockholders of record at the close of business on March 11, 1998 are entitled to notice of, and to vote at, the Annual Meeting.


                           BY ORDER OF THE BOARD OF DIRECTORS

                           /S/ GEORGE B. RATHMANN
                           Chairman of the Board of Directors,
                           Chief Executive Officer and President


March 27, 1998
Bothell, Washington


 YOUR VOTE IS IMPORTANT.  ACCORDINGLY, YOU ARE URGED TO MARK, SIGN, DATE
  AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS OF WHETHER OR NOT
                YOU PLAN TO ATTEND THE ANNUAL MEETING.

                    (This page intentionally left blank)

                            PROXY STATEMENT
                          OF ICOS CORPORATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ICOS Corporation (the "Company"), the principal address of which is 22021 - 20th Avenue S.E., Bothell, Washington 98021, of proxies in the accompanying form for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 6, 1998 at 9:30 a.m. at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101. The approximate date of mailing this Proxy Statement and the enclosed form of proxy is March 27, 1998.

     Each share of the Company's $.01 par value Common Stock ("Common Stock") outstanding at the close of business on March 11, 1998 is entitled to one vote per share at the Annual Meeting. Proxies are solicited so that each stockholder may have an opportunity to vote on all matters that are scheduled to come before the Annual Meeting. When properly executed proxies are returned, the shares represented thereby will be voted in accordance with the stockholders' directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. Under Delaware law and the Company's Restated Bylaws, if a quorum is present at the Annual Meeting: (i) the three nominees for election as Directors who receive the greatest number of votes cast for the election of Directors will be elected and (ii) matter 2 listed in the accompanying Notice of 1998 Annual Meeting of Stockholders will be approved if a majority of shares of Common Stock, present in person or represented by proxy and entitled to vote, votes in favor of such matter. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Means have been provided whereby a stockholder may withhold the vote for any Director and may vote against, or refrain from voting on, any matter other than the election of Directors. In the election of Directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting will have the practical effect of voting against matter 2 since it is one less vote for approval.

     The enclosed proxy card also confers discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of mailing this Proxy Statement but that may properly be presented for action at the Annual Meeting.

          YOUR VOTE IS IMPORTANT.  ACCORDINGLY, YOU ARE URGED TO MARK,
         SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD REGARDLESS
           OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

     Any stockholder returning a proxy has the power to revoke it at any time before shares represented thereby are voted at the Annual Meeting. Any shares represented by an unrevoked proxy will be voted according to that proxy unless the stockholder attends the Annual Meeting and votes in person. A stockholder's right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice of such revocation should be given to the Company's Secretary at or before the Annual Meeting.

     The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers and other employees of the Company in person or by telephone, facsimile transmission, telegraph or telex. No compensation will be paid for such solicitation.

     Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Common Stock. The Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Voting Securities and Record Date

     Holders of Common Stock are entitled to vote at the Annual Meeting on the basis of one vote for each share of Common Stock held of record. On March 11, 1998, the record date for determining stockholders entitled to vote at the Annual Meeting, 39,903,945 shares of Common Stock were outstanding. As of the record date, Directors and affiliates of the Company own or have the power to vote shares representing approximately 18.2% of the voting power of the Common Stock.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership, as of March 11, 1998, of the Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding Common Stock; (ii) each Director and nominee for Director;
(iii) each of the Named Executive Officers included in the Summary Compensation Table; and (iv) all Directors and executive officers as a group.

                                     Shares
                                  Beneficially     Percentage of
Name and Address                  Owned (1) (2)     Common Stock

George B. Rathmann (3)..........    2,134,714          5.3%
     c/o ICOS Corporation
     22021 - 20th Avenue S.E.
     Bothell, WA  98021

Gary L. Wilcox..................      462,922          1.1%

W. Michael Gallatin.............      183,047            *

Thomas P. St. John..............      177,086            *

Howard S. Mendelsohn............       62,225            *

Frank T. Cary...................      155,605            *

James L. Ferguson...............      139,355            *


William H. Gates, III...........    5,031,501          12.6%
	c/o  Michael Larson
	2365 Carillon Point
	Kirkland, WA  98033

Janice M. LeCocq................      291,225            *

David V. Milligan...............       59,441            *

Robert W. Pangia................      124,355            *

Alexander B. Trowbridge.........      139,355            *

Walter B. Wriston...............      144,105            *

All Directors and executive
officers as a group (13 persons)    9,104,936          21.8%

*     Less than 1%.

(1) Unless otherwise indicated, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Amounts shown include shares owned and stock options and warrants that may be exercised within 60 days.

(2) Includes options and warrants that may be exercised for Common Stock within 60 days of March 11, 1998, for each individual as follows: George B. Rathmann, 297,559 shares; Gary L. Wilcox, 462,922 shares; W. Michael Gallatin, 140,547 shares; Thomas P. St. John, 134,586 shares; Howard S. Mendelsohn, 62,225 shares; Frank T. Cary, 124,355 shares; James L. Ferguson, 124,355 shares; William H. Gates, III, 5,882 shares; Janice M. LeCocq, 66,225 shares; David V. Milligan, 59,341 shares; Robert W. Pangia, 124,355 shares; Alexander B. Trowbridge, 124,355 shares; Walter B. Wriston, 124,355 shares; and all Directors and executive officers as a group, 1,851,062 shares.

(3)   Includes 150,000 shares held by the Rathmann Family
      Revocable Trust.

Election of Directors

     The Company's Board of Directors consists of ten Directors, each of whom is elected for a three-year term. The Board of Directors is divided into three classes, with one class of Directors elected to three-year terms at each Annual Meeting of Stockholders. Seven of the Directors are serving terms that continue beyond the Annual Meeting. Of the continuing Directors, four are serving terms that will not expire until the 1999 Annual Meeting of stockholders and three are serving terms that will not expire until the 2000 Annual Meeting of stockholders. At the Annual Meeting, three Directors will be elected, each of whom will hold office for a term of three years or until his successor is elected and qualified.

     The Board of Directors has unanimously nominated William H. Gates, III, Robert W. Pangia and George B. Rathmann for election at the
Annual Meeting. Unless otherwise instructed, it is the intention of the persons named as proxies on the enclosed proxy card to vote shares represented by properly executed proxies for the three nominees to the Board of Directors named above. If any nominee shall not be a candidate for election as a Director at the Annual Meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the Board. No circumstances are presently known that would render any nominee named herein unavailable to serve.

     Nominees for Election as Class 2 Directors. The following are the nominees to serve as Class 2 Directors until the Annual Meeting of Stockholders to be held in the year 2001:

     William H. Gates, III (age 42) has been a Director of the Company since July 1990. Mr. Gates is a co-founder of Microsoft Corporation, a software company, and has been its Chief Executive Officer and Chairman of the Board since its incorporation in 1981.

     Robert W. Pangia (age 46) has been a Director of the Company since April 1990. Currently a private investor, Mr. Pangia served from 1987 to 1996 as Executive Vice President and Director of Investment Banking at PaineWebber Incorporated, which is engaged in investment banking and securities brokerage. From 1986 until joining PaineWebber in 1987, he was a Managing Director with Drexel
Burnham Lambert, an investment banking firm. From 1977 to 1986, Mr. Pangia worked in various positions in the Corporate Financing Department at Kidder Peabody & Co., an investment banking and securities brokerage firm, including serving as Director of the Technology Finance Group. He is currently a director of IDEC Pharmaceuticals and Ryan, Beck & Company.

     George B. Rathmann (age 70) has been the Company's Chairman of the Board since January 1990 and Chief Executive Officer and President since September 1991. Dr. Rathmann was previously associated with Abbott Laboratories, Inc., a healthcare products manufacturer, where from 1975
o 1977 he was Director of Research and Development and from 1977 to 1980, Divisional Vice President. In 1980, he co-founded Amgen, Inc. ("Amgen"), a publicly held biotechnology company. He was a Director of Amgen until 1993 and since 1980 has, at various times, also served as its Chairman of the Board, President and Chief Executive Officer. He is currently a Director of Somatogen, Inc. Dr. Rathmann received his Ph.D. in physical chemistry from Princeton University.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE -FOR-
              THE ELECTION OF THE ABOVE-NAMED NOMINEES
                     TO THE BOARD OF DIRECTORS.

Continuing Directors (until 1999)

     The four Class 3 Directors, David V. Milligan, Alexander B. Trowbridge, Gary L. Wilcox and Walter B. Wriston, are currently serving terms that expire at the 1999 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

     David V. Milligan (age 57) has been a Director of the Company since October 1995. In 1996, Dr. Milligan retired from Abbott Laboratories, a healthcare products manufacturer, where he served as Senior Vice President and Chief Scientific Officer. Dr. Milligan joined Abbott Laboratories in 1979 and headed both the diagnostics and pharmaceutical research and development organizations during his career there. Dr. Milligan is currently non-executive Chairman of the Board of Caliper Technologies, Inc., and Versicor. He is also a member of the Business Advisory Board of Bay City Capital, a San Francisco based merchant bank. Dr. Milligan received an A.B. in chemistry from Princeton University, as well as an M.S. and a Ph.D.
in organic chemistry from the University of Illinois.

     Alexander B. Trowbridge (age 68) has been a Director of the Company since January 1990. He was President of the National Association of Manufacturers, a national trade association, from 1980 to 1990, and is currently President of Trowbridge Partners, Inc., a business consulting firm. In 1967 and 1968, Mr. Trowbridge was Secretary of Commerce in the administration of President Johnson, having served as Assistant Secretary of Commerce from 1965 to 1967.
He was Vice Chairman of Allied Chemical Corporation (now Allied-Signal) from 1976 through 1980. From 1970 to 1976, he was President of The Conference Board, a management and economic research organization.
He is currently a Director of the E.M. Warburg-Pincus Funds, Gillette Company, Harris Corporation, IRI International Corp., New England
Life Insurance Company, The Rouse Company, The Sun Company, and
Waste Management, Inc.

     Gary L. Wilcox (age 51) joined the Company in September 1993 as Executive Vice President, Operations and has been a Director of the Company since 1993. In April, 1995, Dr. Wilcox was appointed Corporate Secretary of the Company. Previously, Dr. Wilcox served as Vice Chairman, Executive Vice President and Director of Xoma Corporation, a biotechnology company. From 1982 to 1989 he was the President and Chief Executive Officer of International Genetic Engineering, Inc., known as Ingene, which he co-founded. In 1989, Ingene was acquired by Xoma Corporation. Dr. Wilcox is currently a Director of London Pacific Group Limited, and Pepperdine University. Dr. Wilcox received his Ph.D. in molecular biology and biochemistry from the University of California at Santa Barbara.

     Walter B. Wriston (age 78) has been a Director of the Company since January 1990. He was Chairman of the Board from 1970 through 1984 and Chief Executive Officer from 1967 through 1984 of Citicorp/Citibank, N.A., a national banking association. Mr. Wriston is currently a Director of Cygnus, Inc., VION Pharmaceuticals, Inc., and York International Corporation. He is former Chairman of President Reagan's Economic Policy Advisory Board, a member and former Chairman of The Business Council and a former Co-Chairman and Policy Committee member of the Business Roundtable.

Continuing Directors (until 2000)

     The three Class 1 Directors, Frank T. Cary, James L. Ferguson, and Janice M. LeCocq, are currently serving terms that expire at the 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

     Frank T. Cary (age 77) has been a Director of the Company since January 1990. He was elected Chairman of the Board of International Business Machines Corporation, a business equipment manufacturer, in 1973. He is currently a Director of Celgene Corporation, Cygnus Inc., LEXMARK, Lincare, Inc., VION Pharmaceuticals, Inc., SPS Transaction Services, Inc., Seer Technologies and Teltrend, Inc.

     James L. Ferguson (age 72) has been a Director of the Company since January 1990. He became Chief Executive Officer of General Foods Corporation in 1973, assumed the combined offices of Chairman and President in 1974, and retired in 1989. Mr. Ferguson is currently a Director of VION Pharmaceuticals, Inc., a member of The Business Council and Council on Foreign Relations, a Trustee of the Aspen Institute, and a Life Trustee of Hamilton College. He is past Chairman of the Grocery Manufacturers of America, Inc., the Council for Aid to Education, and The Conference Board.

     Janice M. LeCocq (age 48) has been a Director of the Company since October 1990. Since December 1994, she has been Chairman and Chief Executive Officer of Gryphon Sciences, a biotechnology company. From October 1990 to December 1994, Dr. LeCocq served as the Executive Vice President, Finance and Administration and Chief Financial Officer of the Company. From 1986 to 1990, Dr. LeCocq held positions within the corporate finance group at Montgomery Securities, an investment banking company. From 1985 to 1986, she was responsible for the investor relations consulting group at Regis McKenna, a communications company. Dr. LeCocq is currently a Director of Molecular Dynamics. Dr. LeCocq received her Ph.D. from Stanford University.

Other Executive Officers

     W. Michael Gallatin (age 44) is currently Vice President and Scientific Director of the Company, a position he has held since April 1995. Dr. Gallatin joined the Company in 1990 as Director of the Cell Adhesion Program and became a Senior Director, Science, in July 1992. He was appointed Vice President, Biological Research, in October 1993. Prior to joining the Company, Dr. Gallatin was a faculty member of the Fred Hutchinson Cancer Research Center in Seattle, Washington, and an affiliate faculty member of the Department of Microbiology at the University of Washington. He received his Ph.D. in immunology from the University of Alberta (Canada) for his research on genetic resistance to neoplastic disease and mechanisms of tumor cell metastasis.
Dr. Gallatin has been actively researching immunobiology and cell adhesion for 21 years and has authored numerous scientific articles, including the first description of a cell adhesion molecule involved in site-specific leukocyte traffic, which he published in 1983 while a postdoctoral fellow at Stanford University.

     Howard S. Mendelsohn (age 40) is currently the Chief Accounting Officer of the Company, a position he has held since March 1994, prior to which he served as Corporate Controller, beginning in November 1992. From 1989 to 1990, Mr. Mendelsohn was Chief Financial Officer of Biotope, Inc., a medical product manufacturer. From 1987 to 1990, he served as Chief Financial Officer of BioControl Systems, Inc., a diagnostics manufacturing company. Mr. Mendelsohn received his B.S. in biochemical business management from the University of California and is a Certified Management Accountant.

     Thomas P. St. John (age 45) is currently the Vice President, Therapeutic Development for the Company, a position he has held since October 1993. Dr. St. John joined the Company in September 1990 as Director of the Structural Cell Biology Program and became a Senior Director, Science, in July 1992. Prior to joining the Company, Dr. St. John was a faculty member of the Fred Hutchinson Cancer Research Center, Seattle, Washington, and an affiliate faculty member of the University of Washington in the department of Medicine and department of Genetics. Dr. St. John received his Ph.D. in biochemistry from Stanford University in 1980. He conducted predoctoral research at the California Institute of Technology in the division of Biology and postdoctoral research at Stanford University in the departments of Medical Microbiology and Pathology. Dr. St. John's record of publications in the fields of cell adhesion and immunology reflect an 18-year research focus on molecular identification of cell adhesion molecules and delineation of their roles in immune cell function and leukocyte traffic.

Information on Committees of the Board of Directors and Meetings

     The Board of Directors met six times during the fiscal year ended December 31, 1997. Each of the Directors, with the exception of Mr. Gates, attended more than 75% of the meetings of the Board of Directors and of meetings held by all committees of the Board of Directors on which they served.

     The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee consists of three nonemployee Directors, Messrs. Ferguson, Trowbridge and Wriston (Chairman). The Audit Committee reviews the preparation of the Company's accounts and considers the engagement of independent public accountants for the ensuing year and the terms of such engagement. In addition, the Audit Committee reviews the scope of the audit proposed by such accountants and receives and reviews the audit reports. The Audit Committee met once during the fiscal year ended December 31, 1997.

     The Compensation Committee consists of three nonemployee Directors, Messrs. Cary (Chairman) and Ferguson and Dr. Milligan. The Compensation Committee establishes the salary and certain terms of employment of the Company's officers and administers the Company's 1989 Stock Option Plan (the "1989 Plan") and the grants of options thereunder. The Compensation Committee met three times during the fiscal year ended December 31, 1997.

     The Nominating Committee consists of Dr. Rathmann (Chairman) and Messrs. Trowbridge and Wriston. The Nominating Committee makes recommendations to the Board of Directors concerning the qualifications of prospective candidates to fill vacancies on, or to be elected or re-elected to, the Board of Directors. The Nominating Committee also makes recommendations to the Board of Directors concerning candidates for election as Chief Executive Officer of the Company, election of other corporate officers and succession planning for senior management. No procedures have been established for considering nominations by stockholders. The Nominating Committee met once during the fiscal year ended December 31, 1997.

Compensation of Directors

     The Company has a policy of paying Directors who are not employees of the Company an annual fee of $15,000 for service on the Board of Directors, together with a fee of $1,000 for each Board meeting and $500 for each Board committee meeting attended.

     The 1991 Stock Option Plan for Nonemployee Directors (the "Director Plan") provides for an initial grant and automatic annual grants thereafter to each nonemployee Director of nonqualified stock options for a number of shares determined by dividing $100,000 (increased by $10,000 each year starting in 1993) by the market price of the Common Stock on the date of grant. The exercise price of the options will be the closing market price of the Common Stock on the date of grant. Options granted under the Director Plan become 50% exercisable after the Director has served for one year from the date of initial election to the Board of Directors and 100% after two years. The options have a ten-year term but cannot be exercised later than two years after termination of service as a Director.

Executive Compensation

     The following table sets forth certain information regarding compensation paid by the Company during the past three fiscal years to its Chief Executive Officer and the other four most highly compensated executive officers in 1997 (the "Named Executive Officers").

             Summary Compensation Table

                             Annual       Long-Term
                           Compensation   Compensation
                                          Awards
Name and
Principal                                 Securities
Position                 Year   Salary    Underlying      All Other
                                  ($)     Options (#)  Compensation ($)

George B. Rathmann       1997   $370,000    19,035             -
Chief Executive          1996    335,000    48,788             -
Officer and President    1995    276,500    55,852             -


Gary L. Wilcox           1997    312,000    72,819             -
Executive Vice           1996    282,000    49,252             -
President, Operations    1995    257,000    59,878             -


W. Michael Gallatin      1997    225,000    36,025             -
Vice President and       1996    170,000    31,354             -
Scientific Director      1995    146,250    20,000             -


Thomas P. St. John       1997    200,000    36,275             -
Vice President,          1996    155,000    30,194             -
Therapeutic Development  1995    135,000    15,000             -


Howard S. Mendelsohn     1997    140,000    40,000             -
Chief Accounting         1996    115,000    12,000             -
Officer                  1995    100,000    10,000             -


1997 Option Grants

     The following table sets forth certain information regarding stock options granted to the Named Executive Officers in 1997. See "Report of the Compensation Committee on Executive Compensation."

                        Option Grants in Fiscal 1997


                                                                                   Potential
                                                                               Realizable Value
                                                                               at Assumed Annual
                                                                                 Rates of Stock
                                                                              Price Appreciation
                         Individual Grants                                    for Option Term (2)

                                 Percent
                                 of Total
                 Number of       Options
                 Securities     Granted to
                 Underlying     Employees     Exercise
                 Options        in Fiscal       Price     Expiration
Name             Granted (#) 1     Year       ($/Share)      Date      0% ($)       5% ($)          10% ($)
--------         -------------  ----------   ----------  -----------   ------      --------         -------
George B. Rathmann    19,035        2%          $8.609      1/8/07        $0       $103,240        $260,557

Gary L. Wilcox        72,819        6%          $8.609      1/8/07         0        394,946         996,769

W. Michael Gallatin   36,025        3%          $8.609      1/8/07         0        195,388         493,121

Thomas P. St. John    36,275        3%          $8.609      1/8/07         0        196,744         496,543

Howard S. Mendelsohn  40,000        3%          $8.609      1/8/07         0        216,947         547,532
-----------------------------------------------------------------------------------------------------------
Totals for:
Named Executive
Officers:            204,154       17%                                    $0     $1,107,264      $2,794,523

All Shareholders (3):                                                     $0   $215,945,767    $547,248,973



(1) The options granted to Management Incentive Program ("MIP") participants in 1997 (for performance in 1996) as described in the report of the Compensation Committee became exercisable upon grant date. The total number of MIP options granted to the Named Executive Officers in 1997 were 19,035, 22,819, 16,025 and 16,275 to Drs. Rathmann, Wilcox, Gallatin and St. John, respectively.
     Mr. Mendelsohn was not a participant in the MIP during 1996. Options granted under the periodic stock option grant program became exercisable in 48 equal monthly installments beginning January 8, 1997. The per share option exercise prices represent the fair market value of the Common Stock on the date of grant based on the closing price of the Common Stock as reported on The Nasdaq National Market. The option term is ten years. The optionee would have the right immediately prior to certain changes of control of the Company to exercise his or her option in whole or in part whether or not the vesting requirements set forth in his or her option agreement have been satisfied. The exercise price and tax withholding obligations relating to exercise may be paid by delivery of already-owned shares or by offsetting the underlying shares, subject to certain conditions. See "Employment Contracts, Termination of Employment and Change of Control Arrangements."

(2) The dollar amounts under these columns are the result of calculations at the 0%, 5% and 10% rates in accordance with regulations of the Securities and Exchange Commission ("SEC") and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock price. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions, as well as the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(3) The increase in the market value of the holdings of all of the Company's stockholders over a ten-year period based on 39,885,414 shares of Common Stock outstanding as of December 31, 1997, at assumed annual rates of appreciation of 5% and 10% from a base price of $8.609 per share (which is the weighted average of the exercise prices of the grants), would be $215,945,767 and $547,248,973, respectively. Thus, the potential realizable gain on options granted in 1997 to the Named Executive Officers represents 0.51% of the total realizable gain by all stockholders if the assumed appreciation rates of 5% and 10% are achieved. Actual gains, if any, depend on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

1997 Option Exercises and Year-end Option Values

     No stock options were exercised by the Named Executive Officers during 1997. The following table sets forth for the Named Executive officers the number of shares covered by both exercisable and nonexercisable stock options as of December 31, 1997. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

Fiscal Year-End Option Values




                                                          Value of
                      Number of Securities               Unexercised
                     Underlying Unexercised             In-the-Money
                         Options at Fiscal               Options at
                           Year-End (#)                Fiscal Year-End ($)
Name                 Exercisable  Unexercisable   Exercisable  Unexercisable
George B. Rathmann     244,750         59,625      $2,547,550     $752,023

Gary L. Wilcox         408,132         87,117       5,077,247      989,963

W. Michael Gallatin     96,811         46,668       1,076,017      536,537

Thomas P. St. John      93,501         44,168       1,030,910      500,756

Howard S. Mendelsohn    54,829         40,521         638,849      413,182

(1) Amounts are based on the December 31, 1997 closing price of the Common Stock of $18.3125 per share as reported on The Nasdaq
     National Market. There is no guarantee that if and when these options are exercised, they will have this value.


Compensation Committee Interlocks and Insider Participation

     During 1997, the Compensation Committee consisted of Messrs. Cary, Ferguson and Milligan. In August 1997, each of Messrs. Cary and
Ferguson purchased an interest in ICOS Clinical Partners, L.P., an affiliate of the Company, for a purchase price of $100,000 per unit. See "Certain Relationships and Related Transactions."

Report of the Compensation Committee on Executive Compensation

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation levels for the Company's executive officers, establishing and administering performance-based compensation plans, evaluating the performance of the Company's executive officers, considering management succession and related matters, and administering the 1989 Plan. The Committee is comprised of Frank T. Cary (Chairman), James L. Ferguson and David V. Milligan, all of whom are independent nonemployee Directors of the Company. The Committee reviews with the Board of Directors all aspects of compensation for the executive officers; decisions regarding awards of stock options under the 1989 Plan, however, are made solely by the Committee.

     The Committee takes into account the compensation paid by competing companies in the industry to assist it in determining the reasonableness of compensation for executive officers of the Company and to ensure that the Company is able to attract and retain key executive talent.

     The Committee's compensation policy is to structure executive compensation such that a substantial portion of the annual compensation of each executive officer is related to a combination of the Company's overall performance and each officer's individual contribution. As a result, much of an executive officer's compensation is comprised of stock options that, by their nature, provide value to that officer in direct proportion to the performance of the Common Stock price and, thus, its value to stockholders over time. These stock options are granted to executive officers pursuant to two separate programs, a performance-based incentive program and a periodic grant program.

     Base Salaries. Executive officer salary levels are based on a subjective evaluation of the compensation of the individual compared to competitive salaries of individuals in similar positions in the biotechnology industry; however, they are not targeted to a specific level of comparable compensation. In fulfilling its duties, the Committee relies on compensation statistics from various sources, including a survey of executive compensation for 335 public and private companies in the biotechnology industry (the "Survey"). Salary levels for 1997 for the Company's executive officers ranged between the 50th and 75th percentiles of base salary compensation for representative positions within the Survey for 1997. Approximately 32% of the public companies included in the Survey are included in the "Nasdaq Pharmaceutical Stock Index," which is included in the Stock Price Performance Graph on page 11.

     Annual and Long-Term Incentive Compensation. The Committee generally does not anticipate awarding annual cash bonuses while the Company is in a loss position. Instead, the MIP was established in 1994 for certain executive officers of the Company. During 1997, Drs. Gallatin, Rathmann, St. John and Wilcox participated in this performance-based incentive program. Under the MIP, a number of options reserved for issuance under the 1989 Plan are set aside annually in a pool for grants to MIP participants. Maximum individual grant award targets depend on the level of the individual's responsibility. Option grants to MIP participants are based on a combination of Company performance and individual performance against predetermined incentive objectives that reflect aggressive goals, which in general exceed expected results for the year. For 1997, the total number of options in the pool available for grant to participants was based on the successful completion of a series of corporate objectives, listed in order of relative weighting. The objectives included clinical development, discovery research, financing, company collaborations and financial performance. Options representing a total of 126% of the available incentive option pool for completion of corporate objectives were available for allocation to individual MIP participants. The size of individual grants from the pool to participants in 1997 was based on successful completion of objectives established for each individual. Options granted to individuals for achieving incentive objectives in 1997 ranged from 73% to 123% of the individual grant award target. Option grants under the MIP have an exercise price equal to the fair market value of the Common Stock on the grant date, are subject to immediate vesting, and expire after ten years or three months after termination of employment, whichever is earlier. The Option Grants in Fiscal 1997 table set forth on page 8 reflects MIP awards for 1996 made in 1997, together with grants made in 1997 pursuant to the periodic stock option grant program.

     All Company employees, including executive officers, participate in a periodic stock option grant program. The program's primary purpose is to offer an incentive for long-term performance of the Company through increases in the market price of the Common Stock, and related return on equity to the Company's stockholders. Under the program, stock options are granted to employees on a periodic schedule, on the basis of each employee's respective salary, responsibilities, position within the Company, and performance for those individuals who are nonexecutive officers. In determining the size of stock option grants under the periodic program, the Committee considers the price of the Company's Common Stock but does not consider the outstanding number of stock options held by each individual. The options granted through the program have an exercise price equal to the fair market value of the Common Stock on the grant date, vest monthly over a four-year period, and terminate after ten years, or three months after termination of employment, whichever is earlier.

     1997 Compensation of the Chief Executive Officer. In determining Dr. Rathmann's salary for 1997, the Committee considered competitive compensation data for chairmen and chief executive officers of similar companies within the biotechnology industry. Dr. Rathmann received a salary increase of 10% in 1997, which resulted in a base salary in the 50th percentile of base salaries for chief executive officers of companies in the Survey. As a result of his participation in the MIP for 1997, Dr. Rathmann received options to purchase 18,434 shares of Common Stock, or 73% of the individual grant target. This amount was based on a combination of the achievement of certain corporate objectives and individual performance criteria relating to clinical development, research, financing, corporate partnerships and other operational factors. These options were granted in January 1998. In 1997, Dr. Rathmann did not receive a stock option grant under the Company's periodic stock option grant program described above. In January 1997, Dr. Rathmann received options to purchase 19,035 shares of Common Stock pursuant to his participation in the MIP in 1996.

     Section 162(m) Limitations on Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, makes certain non-performance-based compensation in excess of $1,000,000 paid to executive officers of public companies nondeductible by such companies. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit.

Submitted by the Compensation Committee of the Company's Board of Directors

     Frank T. Cary, Chairman
     James L. Ferguson
     David V. Milligan

Stock Price Performance Graph

     The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of The Nasdaq Stock Market Total Return Index (U.S. Companies) and The Nasdaq Stock Market Pharmaceutical Stock Index, an index of approximately 375 companies, the stocks of which are quoted on The Nasdaq National Market and the Primary Standard Industrial Classification Code Number of which is 283, Pharmaceutical Companies. The Company will provide to stockholders upon request a list of companies that comprise the Nasdaq Pharmaceutical Stock Index. Note: Stock price performance shown for the Company is historical and not necessarily indicative of future price performance.



                 Comparison of Cumulative Total Return Among ICOS Corporation,
                  The Nasdaq Stock Market Total Return Index (U.S. Companies)
                         and The Nasdaq Pharmaceutical Stock Index (1)


                                                         12/31/92 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
Nasdaq Stock Market Total Return Index (U.S. Companies)     $100     $115     $112     $159     $195     $240
Nasdaq Pharmaceutical Stock Index                           $100      $89      $67     $123     $123     $127
ICOS Corporation                                            $100      $74      $48      $97     $100     $240



(1) Assumes $100 was invested on December 31, 1992 in the Common Stock, the Nasdaq Stock Market Total Return Index (U.S. Companies) and
     The Nasdaq Pharmaceutical Stock Index. Total return performance for The Nasdaq Stock Market Total Return Index (U.S. Companies) and The Nasdaq Pharmaceutical Stock Index is weighted based on the market capitalization of the firms included in each index and assumes that dividends are reinvested. The Nasdaq Stock Market Total Return Index (U.S. Companies) and The Nasdaq Pharmaceutical Stock Index are produced and published by the Center for Research in Securities Pricing at the University of Chicago, Graduate School of Business, 1101 East 58th Street, Chicago, Illinois 60637.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

     Any option granted either under the 1989 Plan or the Director Plan shall terminate in the event of a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the Company's stockholders receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, but the optionee would have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied. The exercise price and tax withholding obligations relating to exercise may be paid by delivery of already-owned shares or by offsetting the underlying shares, subject to certain conditions.

     If the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock, separation or reorganization, except in certain conditions, all options granted under the 1989 Plan, including those to executive officers, will be converted into options to purchase shares of the Exchange Stock unless the Company and the other corporation in their sole discretion determine that any or all such options will terminate. If such options are determined to terminate, the optionee will have the right immediately prior to such merger, consolidation, acquisition of property or stock, separation or reorganization, to exercise such optionee's option in whole or in part whether or not the vesting requirements have been satisfied.

     If the options are converted into options for Exchange Stock then each converted option shall become fully vested and immediately exercisable unless such option is (i) assumed by the successor corporation or such option is to be replaced with a comparable option for the purchase of shares of the capital stock of the successor corporation or its parent corporation or (ii) to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option. Any such options that are assumed or replaced and do not otherwise accelerate at the time of the transaction shall be accelerated in the event the optionee's employment or services should subsequently terminate within two years following such transaction, unless such termination shall be for cause or by the optionee voluntarily without good reason.

Certain Relationships and Related Transactions

     During 1997, the Company contracted with Gryphon Sciences, a start-up biotechnology corporation ("Gryphon"), whereby Gryphon has utilized its proprietary technology to synthesize certain proteins for evaluation by the Company. The Company has paid $84,000 to Gryphon for such services. Dr. LeCocq, a Director of the Company, is the Chairman and Chief Executive Officer and a stockholder of Gryphon. Falcon Technology Partners ("Falcon"), a venture capital limited partnership in which Dr. Rathmann, the Company's Chairman, Chief Executive Officer and President, is the limited partner and two of Dr. Rathmann's adult children, James
L. Rathmann and Richard C. Rathmann, are the general partners, has a minority interest in Gryphon.

     In June 1996, the Company entered into a transaction with Charybdis Corporation, a start-up biotechnology company ("Charybdis"), in which the Company (i) licensed and released to Charybdis certain technology that the Company had independently determined would not be part of the Company's development programs, (ii) agreed to provide incubation services to Charybdis, including laboratory space and certain small-molecule screening services and know-how, which services the Company expects to extend for additional consideration, and (iii) received stock of Charybdis. This agreement was extended and expanded to provide the Company with an option to acquire rights to certain technologies developed by Charybdis or to convert the value of the Company's services provided to Charybdis into additional stock of Charybdis. In addition, for a cash investment in June 1996, Charybdis issued stock to Falcon Technology Partners II, L.P. ("Falcon II"), a venture capital limited partnership all of whose interests (general partner and limited partner interests) are directly or indirectly held by Dr. Rathmann's five adult children. Falcon II borrowed funds from Falcon for its investment in Charybdis. The Company and Falcon have a controlling interest in

Charybdis. In accordance with the rights of the Company to designate a director to the board of directors of Charybdis, Dr. Wilcox, the Company's Executive Vice President, Operations, became a director of Charybdis.

     The Gryphon and Charybdis transactions described in the preceding paragraphs have been approved by the disinterested members of the Company's Board of Directors.

     In August 1997, ICOS Clinical Partners, L.P. (the "Partnership"), an affiliate of the Company, completed the sale to private investors of interests in the Partnership. Dr. Rathmann, an officer and Director of the Company, and each of Messrs. Cary, Ferguson, Gates and Pangia, Directors of the Company, purchased interests in the Partnership
(each a "Unit").  Dr. Rathmann purchased 41 Units for $4.1 million,
Mr. Gates purchased 41 Units for $4.1 million, Messrs. Cary, Ferguson and Pangia each purchased one Unit for $100,000.

Appointment of Independent Public Accountants

     The Board of Directors will request that the shareholders ratify its selection of KPMG Peat Marwick LLP, independent auditors, to examine the financial statements of the Company for the fiscal year ending December 31, 1998. KPMG Peat Marwick LLP examined the financial statements of the Company for the fiscal year ended December 31, 1998. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting to make a statement if they desire to do so and respond to
questions of shareholders.   The affirmative vote of a majority of the
shares represented at the Annual Meeting is required for the ratification of the Board's selection of KPMG Peat Marwick LLP as the Company's independent auditors.

     The Board of Directors recommends a vote FOR the ratification of the selection of KPMG Peat Marwick LLP as independent auditors of the Company.

Proposals of Stockholders

     A stockholder who intends to present a proposal at the 1999 Annual Meeting of Stockholders and desires that information regarding the proposal be included in the 1999 proxy statement and proxy must ensure that such information is received by the Company in writing no later than December 4, 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of securities, to file with the SEC the initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Other Business

     As of the date of this Proxy Statement, the Company knows of no other business to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying proxy.

Annual Reports

     Copies of the 1997 Annual Report to stockholders of the Company are being mailed to stockholders concurrently with this Proxy Statement, the proxy and the Notice of 1998 Annual Meeting of Stockholders. Additional copies may be obtained from the Investor Relations Department at the Company's principal executive offices.

     Upon written request addressed to the Investor Relations Department at the Company's principal executive offices from any person solicited herein, the Company will provide, at no cost, a copy of the Form 10-K Annual Report filed with the SEC for the fiscal year ended
December 31, 1997.


                           BY ORDER OF THE BOARD OF DIRECTORS

                           /S/ GEORGE B. RATHMANN
                           Chairman of the Board of Directors,
                           Chief Executive Officer and President

March 27, 1998
Bothell, Washington


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